Exhibit 4.4

YATRA ONLINE, INC.

AMENDMENT NO. 2 TO WARRANT AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”) is made as of [•], 2020 by and between Yatra Online, Inc., an exempted company incorporated under the laws of the Cayman Island (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of July 16, 2014, by and between Terrapin 3 Acquisition Corporation and the Warrant Agent, as amended by that certain Assignment, Assumption and Amendment Agreement, dated December 16, 2016, by the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

R E C I T A L S

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of a 65% of the then-outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to modify the terms of the Warrants such that the Warrants may be exchanged, at the Company’s discretion, for Ordinary Shares) without payment by the holder of the Exercise Price; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form F-4 (No. 333-[  ]) filed with and declared effective by the Securities and Exchange Commission on [•], 2020, the Registered Holders of 65% of the Public Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein:

1.                                      Amendment of Existing Warrant Agreement.  The Existing Warrant Agreement is hereby amended by adding the below new Section 6A thereto:

“                                          6A Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, any or all of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, without payment by the holders of the Warrants of the Exercise Price at an exchange rate or for such other consideration, in each case as be determined by the Company in its sole discretion, and upon terms and conditions set forth by the Company from time to time and without the requirement to obtain the written consent set forth in Section 9.8 hereof (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Ordinary Shares). In lieu of issuing fractional shares, in the event that a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company will round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.”

2.                                      Miscellaneous.

2.1                               Full Force and Effect.  Except as otherwise provided in Section 1 above, the terms and conditions of the Agreement shall remain in full force and effect.

2.2                               Successors and Assigns.  All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

2.3                               Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.4                               Applicable Law.  The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.5                               Counterparts.  This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.6                               Effect of Headings.  The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.7                               Entire Agreement.  The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Amendment as of the date first above written.

YATRA ONLINE, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]